SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Oculus Innovative Sciences, Inc.

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Oculus Innovative Sciences, Inc.
1129 N. McDowell Blvd.
Petaluma, California 94954
(707) 782-0792

July 21, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Oculus Innovative Sciences, Inc. The meeting will be held at 10:00 a.m., Eastern Daylight Time, on Wednesday, August 27, 2008, at the NASDAQ Marketsite located at 4 Times Square, New York, New York 10036. Please note that the entrance to the Marketsite is located on Broadway at the corner of 43rd Street.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

We have also enclosed a copy of our 2008 Annual Report.

The board of directors and management look forward to seeing you at the meeting.

Sincerely,

Hojabr Alimi
Chairman of the Board and Chief Executive Officer

Oculus Innovative Sciences, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, August 27, 2008

To our Stockholders:

Oculus Innovative Sciences, Inc. will hold its Annual Meeting of Stockholders at 10:0 a.m., Eastern Daylight Time, on Wednesday, August 27, 2008, at the NASDAQ Marketsite located at 4 Times Square, New York, New York 10036. Please note that the entrance to the Marketsite is located on Broadway at the corner of 43rd Street.

We are holding this Annual Meeting:

•	to elect seven directors to serve until the 2009 Annual Meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of Marcum & Kliegman LLP as our independent registered public accounting firm;

•	to approve the amendment of the Restated Certificate of Incorporation; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Stockholders of record at the close of business on July 7, 2008, are entitled to notice of and to vote at this meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 1129 N. McDowell Blvd., Petaluma, California 94954.

It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the meeting.

By Order of the Board of Directors

James Schutz
Vice President of Corporate Development, Secretary
and General Counsel

Petaluma, California
July 21, 2008

i

Oculus Innovative Sciences, Inc.
1129 N. McDowell Blvd.
Petaluma, California 94954

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of Oculus Innovative Sciences, Inc., a Delaware corporation (“we,” “us,” “Oculus” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the NASDAQ Marketsite located at 4 Times Square, New York, New York 10036, on Wednesday, August 27, 2008, at 10:00 a.m., Eastern Daylight Time, and any postponement or adjournment thereof (the “Annual Meeting”). Please note that the entrance to the Marketsite is located on Broadway at the corner of 43rd Street.

This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about July 21, 2008.

Questions and Answers About
the Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?

Three proposals will be voted on at the Annual Meeting:

•	The election of directors;

•	The approval of the amendment of the Restated Certificate of Incorporation; and

•	The ratification of the appointment of the independent registered public accounting firm for fiscal year 2009.

What are the board’s recommendations?

Our board recommends that you vote:

•	“FOR” election of each of the nominated directors;

•	“FOR” approval of the amendment of the Restated Certificate of Incorporation; and

•	“FOR” ratification of the appointment of the independent registered public accounting firm for fiscal year 2009.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on July 7, 2008 (the “Record Date”) may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record.  If your shares are registered directly in your name with Oculus’ transfer agent, BNY Mellon Shareholder Services, you are considered, with respect to those shares, the stockholder of record. The Proxy Statement, Annual Report and proxy card have been sent directly to you by Oculus.

Beneficial Owner.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Proxy Statement and Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing.

How do I vote?

You may vote using any of the following methods:

•	By Mail — Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated directors, “FOR” the approval of the amendment of the Restated Certificate of Incorporation, and “FOR” the ratification of the independent registered public accounting firm for fiscal year 2009. Stockholders of record may vote by mail or in person at the Annual Meeting.

•	By Telephone or the Internet — If you are a beneficial owner, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers. Follow the instructions located on your voting instruction form. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

If you vote by telephone or via the Internet you do not need to return your voting instruction form to your bank or broker.

•	In Person at the Annual Meeting — Shares held in your name as the stockholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the Internet so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other items of business, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board (“FOR” all of the nominees to the board, “FOR” approval of the amendment of the Restated Certificate of Incorporation, “FOR” ratification of the independent registered public accounting firm, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each item?

In the election of directors, the seven persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. In the amendment of the Restated Certificate of Incorporation, approval requires the affirmative vote of a majority of the outstanding stock entitled to vote at the Annual Meeting. All other proposals require the affirmative “FOR” vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not allowed to vote on Proposal 2. Therefore, you should instruct your broker as to how to vote on Proposal 2 if you hold shares beneficially in street name. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of common stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 15,923,708 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are proxies solicited?

Our employees, officers and directors may solicit proxies. We will bear the cost of soliciting proxies and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common stock.

IMPORTANT

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1
Election of Directors

Directors and Nominees

We currently have authorized seven directors. At the Annual Meeting, seven persons will be elected as members of your board of directors, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the board of directors has recommended, and the board of directors has designated, the seven persons listed below for election at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR each of the nominees. Your board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated to fill the vacancy by your board of directors, taking into account the recommendations of the Nominating and Corporate Governance Committee.

The names of the board of directors’ nominees, their ages as of July 31, 2008, their committee membership and certain biographical information about the nominees are set forth below.

Name	Age	Position with Company	Director Since

Hojabr Alimi	46	Chairman of the Board and Chief Executive Officer	1999
James Schutz	45	General Counsel, Vice President of Corporate Development and Secretary	2004
Gregg Alton(1)(3)	42	Director	2008
Jay Birnbaum(1)	63	Director	2007
Robert Burlingame	74	Director	2006
Richard Conley(1)(2)(3)	58	Director	1999
Gregory French(2)(3)	47	Director	2000

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Hojabr Alimi, one of our founders, has served as our Chief Executive Officer, President and director since 1999 and was appointed as Chairman of the board of directors in June 2006. Prior to co-founding our company with his spouse in 1999, Mr. Alimi was a Corporate Microbiologist for Arterial Vascular Engineering. Mr. Alimi received a B.A. in biology from Sonoma State University.

James Schutz has served as our Vice President of Corporate Development and General Counsel since August 2003, as a director since May 2004 and Corporate Secretary since June 2006. From August 2001 to August 2003, Mr. Schutz served as General Counsel at Jomed (formerly EndoSonic Corp.), an international medical device company. From 1999 to July 2001, Mr. Schutz served as in-house counsel at Urban Media Communications Corporation, an Internet/telecom company based in Palo Alto, California. Mr. Schutz received a B.A. in economics from the University of California, San Diego and a J.D. from the University of San Francisco School of Law.

Gregg H. Alton has served as a director since January 2008. Mr. Alton has served as the Senior Vice President and Secretary of Gilead Sciences Inc., a biopharmaceutical company engaged in the discovery, development, and commercialization of therapeutics for the treatment of life-threatening infectious diseases, since 1999. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. In addition to his corporate responsibilities, Mr. Alton is a board member and treasurer of the AIDS Healthcare Foundation and a board member of BayBio, a life sciences industry organization in the San Francisco Bay Area.

Jay Birnbaum has served as a director since April 2007. Dr. Birnbaum is a pharmacologist and, prior to his current role as a consultant to pharmaceutical companies, he served as Vice President of Global Project Management at Novartis/Sandoz Pharmaceuticals Corporation, where he had responsibility for strategic planning and development of the company’s dermatology portfolio. Dr. Birnbaum is a co-founder of Kythera Biopharmaceuticals, a company developing products in aesthetic and restorative dermatology, as well as a member of the scientific advisory boards of NanoBio Corporation and NexMed, Inc. He received a Ph.D. in pharmacology from the University of Wisconsin and a B.S. in biology from Trinity College in Connecticut.

Robert Burlingame has served as a director since November 2006. Mr. Burlingame is the Chief Executive Officer and Chairman of the Board of Burlingame Industries, Inc., a manufacturer of automated equipment specializing in the concrete rooftile industry, which he founded in 1969. He has held various senior management positions at several rooftile companies, including California Tile and Lifetile Corporation. Mr. Burlingame received a B.S. in business from Michigan State University and was a pilot in the U.S. Navy.

Richard Conley has served as a director since 1999, and served as our Secretary from July 2002 to June 2006. Since April 2001, Mr. Conley has served as Executive Vice President and Chief Operating Officer at Don Sebastiani & Sons International Wine Negociants, a branded wine marketing company. From 1994 to March 2001, he served as Senior Vice President and Chief Operating Officer at Sebastiani Vineyards, a California wine producer, where he was originally hired as Chief Financial Officer in 1994. Mr. Conley received a B.S. in finance and accounting from Western Carolina University and an M.B.A. from St. Mary’s University.

Gregory French has served as a director since 2000.  Mr. French is owner and Chairman of the Board of G&C Enterprises LLC, a real estate and investment company, which he founded in 1999. He held various engineering and senior management positions at several medical device companies, including Advanced Cardiovascular Systems, Peripheral Systems Group and Arterial Vascular Engineering. Mr. French received a B.S.I.E. from the California State Polytechnic University, San Luis Obispo.

Required Vote

The seven nominees for director receiving the highest number of affirmative votes will be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

If Proposal No. 2 is adopted, the directors of the Company will be divided into classes as follows:

STANDING FOR ONE YEAR TERMS (CLASS I):

•	Robert Burlingame

•	Jim Schutz

STANDING FOR TWO YEAR TERMS (CLASS II):

•	Gregg Alton

•	Jay Birnbaum

STANDING FOR THREE YEAR TERMS (CLASS III):

•	Hojabr Alimi

•	Richard Conley

•	Gregory French

Your board of directors recommends a vote FOR the election of the nominees set forth above as directors of Oculus.

Director Independence

Our board of directors has determined that Gregg Alton, Jay Birnbaum, Richard Conley and Gregory French, each of whom currently serves as a member of the board, and each of whom served as a member of the board in all or part of 2008, is an “independent director” within the meaning of Rule 4200 of the NASDAQ Global Market. Mr. Alimi and Mr. Schutz are not independent because they are employed by the Company. Mr. Burlingame is not independent because he was compensated in the form of a warrant valued in excess of $100,000 in November 2006 for consulting services provided to the Company and he entered into a loan agreement under which he advanced $4 million to the Company, which was repaid in fiscal year 2008. All of the nominees are members of the board standing for reelection as directors.

Board Meetings

Our board of directors held 13 meetings in fiscal year 2008 and, in addition, took action by unanimous written consent. Each director except Dr. Birnbaum and Mr. French attended at least 75% of the aggregate number of meetings of the board of directors held during the period for which such director served on our board of directors and of the committees on which such director served. In 2006, the independent directors began to meet in regularly scheduled executive sessions at in-person meetings of the board of directors without the participation of the Chief

Executive Officer or the other members of management. We do not have a policy that requires the attendance of directors at the Annual Meeting. Six board members attended our 2007 Annual Meeting.

Committees of the Board of Directors

Our board of directors has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The board of directors has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of the NASDAQ Global Market and rules of the SEC. The board of directors has adopted written charters for each of its committees. Copies of these charters are available on the investor section of our website (www.oculusis.com). In addition to the number of meetings referenced below, the committees also took actions by unanimous written consent.

Audit Committee

Number of Members:	3

Current Members:	Richard Conley (Chair and Audit Committee Financial Expert) Gregg H. Alton Jay Birnbaum

Number of Meetings in fiscal year 2008:	8

Functions:	The Audit Committee provides assistance to the board of directors in fulfilling its oversight responsibilities relating to the Company’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm’s relationship with the Company; and meet with the independent registered public accounting firm and management to discuss and review the Company’s financial statements, internal control over financial reporting, and auditing, accounting and financial reporting processes.

Compensation Committee

Number of Members:	2

Current Members:	Gregory French (Chair) Richard Conley

Number of Meetings in fiscal year 2008:	2

Functions:	The Compensation Committee’s primary functions are to assist the board of directors in meeting its responsibilities in regard to oversight and determination of executive compensation and to review and make recommendations with respect to major compensation plans, policies and programs of the Company. Other specific duties and responsibilities of the Compensation Committee are to review and approve goals and objectives relevant to the recommendations for approval by the independent members of the board of directors regarding compensation of our Chief Executive Officer and other executive officers, establish and approve compensation levels for our CEO and other executive officers, and to administer our stock plans and other equity-based compensation plans.

Nominating and Corporate Governance Committee

Number of Members:	3

Current Members:	Gregg Alton (Chair) Gregory French Richard Conley

Number of Meetings in fiscal year 2008:	0

Functions:	The Nominating and Corporate Governance Committee’s primary functions are to identify qualified individuals to become members of the board of directors, determine the composition of the board and its committees, and monitor a process to assess board effectiveness. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to recommend nominees to fill vacancies on the board of directors, review and make recommendations to the board of directors with respect to candidates for director proposed by stockholders, and review on an annual basis the functioning and effectiveness of the board and its committees.

Director Nominations

The board of directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board of directors for nomination or election.

The board of directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to Oculus and the board of directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to carry out effectively their duties as directors. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the board of directors to meet the criteria for an “audit committee financial expert” as defined by rules of the SEC, and for a majority of the members of the board of directors to meet the definition of “independent director” under the rules of the NASDAQ Global Market. The Nominating and Corporate Governance Committee also believes it appropriate for key members of our management to participate as members of the board of directors.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the board of directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the board of directors as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for board membership, including those suggested by the Committee members, by other board of directors members, by any executive search firm engaged by the Committee or by stockholders. The Committee recommended all of the nominees for election included in this Proxy Statement.

A stockholder who wishes to suggest a prospective nominee for the board of directors should notify Oculus’ Secretary or any member of the Committee in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Oculus’ Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not earlier than 90 days nor more than 120 days in advance of the one-year anniversary of the date the proxy statement was released to the stockholders in connection with the previous year’s annual meeting of stockholders; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the mailing of the prior year’s proxy statement, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the annual meeting or the 7th day following the first public announcement of the annual meeting date. Information required by the Bylaws to be in the notice includes the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

If you wish to communicate with the board of directors, you may send your communication in writing to: Secretary, Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954. You must include your name and address in the written communication and indicate whether you are a stockholder of Oculus. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the board of directors based on the subject matter.

Certain Relationships and Related Transactions

It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Business Conduct, and our board formally adopted Related Party Transaction Policy and Procedures in July 2007 for the approval of interested transactions with persons who are board members or nominees, executive officers, holders of 5% of our common stock, or family members of any of the foregoing. The Related Party Transaction Policy and Procedures are administered by our Audit Committee. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the Audit Committee. The following details the Company’s transactions with related parties.

On November 7, 2006, we signed a loan agreement with Robert Burlingame, one of our directors, under which Mr. Burlingame advanced to us $4 million, and which accrues interest at an annual interest rate of 7%. All principal and interest was paid during fiscal year 2008.

On November 7, 2006, the Company entered into a consulting agreement with Mr. Robert Burlingame, one of our directors who also provided the Company with the $4.0 million loan disclosed above. The director received warrants to purchase 75,000 shares of our common stock in connection with this agreement.

On October 1, 2005, the Company entered into a consulting agreement with White Moon Medical, Inc. and the agreement was automatically extended for a one-year period on October 1, 2006 and again on October 1, 2007. Akihisa Akao, a former member of the board of directors, is the sole stockholder of White Moon Medical, Inc. Under the terms of the agreement, Mr. Akao was compensated for services provided outside his normal board duties. The Company paid and recorded expense related to this agreement in the amount of $146,000 in the fiscal year ended March 31, 2008.

2008 Director Compensation

The following table sets forth cash amounts and the value of other compensation paid to our outside directors for their service in fiscal year 2008:

	Fees Earned	Option
	or Paid in	Awards	All Other
Name	Cash ($)	($)(3)(4)	Compensation ($)		Total ($)

Akihisa Akao	25,000	36,081	146,000	(5)	207,081
Gregg Alton(1)	0	5,399	0		5,399
Jay Birnbaum(2)	30,000	48,169	0		78,169
Edward Brown	30,000	36,081	0		66,081
Robert Burlingame	25,000	36,081	175,000	(6)	236,081
Richard Conley	39,000	117,608	0		156,608
Gregory French	32,000	59,374	0		91,374

(1)	Mr. Alton joined our board of directors on January 16, 2008.

(2)	Dr. Birnbaum joined our board of directors on April 20, 2007.

(3)	Represents the compensation expense related to outstanding options we recognized for the year ended March 31, 2008 under SFAS No. 123(R), “Share Based Payment,” (“SFAS 123(R)”), rather than amounts paid to or realized by the named individual and includes expenses we recognized in 2008 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123(R) and recognizing that amount as expense ratably over the option vesting term. See Note 13 of Notes to our Consolidated Financial Statements set forth in our 10-K for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we recognized. Related to services rendered in 2008, Mr. Akao was granted an option to purchase 15,000 shares of our common stock with a grant date fair value of $74,190. Mr. Alton was granted an option to purchase 50,000 shares of our common stock with a grant date fair value of $198,485 upon assuming his position on the board. Dr. Birnbaum was granted an option to purchase 50,000 shares of our common stock with a grant date fair value of $168,915 upon assuming his position on the board. Related to services rendered in 2008, Mr. Brown was granted an option to purchase 15,000 shares of our common stock with a grant date fair value of $74,190 and Mr. Burlingame was granted an option to purchase 15,000 shares of our common stock with a grant date fair value of $74,190. Additionally in 2008, Mr. Conley was granted an option to purchase 35,000 shares of our common stock with a grant date fair value of $104,090 for services rendered in 2007, and he was granted an additional option to purchase 15,000 shares of our common stock with a grant date fair value of $74,190 for services rendered in 2008; and Mr. French was granted an option to purchase 10,000 shares of our common stock with a grant date fair value of $29,740 for services rendered in 2007, and he was granted an additional option to purchase 15,000 shares of our common stock with a grant date fair value of $74,190 for services rendered in 2008.

(4)	The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding at March 31, 2008:

Number of
Name	Shares

Akihisa Akao	39,656
Gregg Alton	50,000
Jay Birnbaum	50,000
Edward Brown	65,000
Robert Burlingame	90,000
Richard Conley	204,570
Gregory French	108,906

(5)	Represents amounts paid to White Moon Medical, Inc. for consulting services rendered to the Company in fiscal 2008. Mr. Akao is the sole stockholder of White Moon Medical, Inc.

(6)	Represents compensation expense related to outstanding warrant to purchase 75,000 shares of our common stock we recognized during the year ended March 31, 2008. With respect to the warrant, on January 24, 2007, the date our registration statement with respect to our initial public offering was declared effective, we granted to Mr. Burlingame a warrant to purchase 75,000 shares of our common stock with an exercise price of $8.00, the price of common stock in our initial public offering. This grant replaced a warrant issued to Mr. Burlingame on November 7, 2006 to purchase 75,000 shares of common stock at $9.00, which was equal to the midpoint of the then assumed price per share of the Company’s common stock in our initial public offering.

Directors who are our employees do not receive any fees for their service on our board of directors. During 2008, Messrs. Alimi and Schutz were our only employee directors.

Our outside directors receive an annual retainer of $25,000. The Chairperson of the board of directors receives $15,000 annually, and, the Lead Member of the board of directors, if different from the Chairperson, receives $10,000 annually. Mr. Conley, as Chairman of our Audit Committee, receives an annual retainer of $10,000; non-chairperson members of the Audit Committee receive an additional $5,000 annually. The chairpersons of the Compensation Committee and Nominating and Corporate Governance Committees of the board of directors receive an annual retainer of $5,000. Non-chairperson members of the Compensation Committee receive an additional $2,000 annually. We also reimburse our non-employee directors for reasonable expenses in connection with attendance at board of director and committee meetings.

In addition to cash compensation for services as a member of the board, non-employee directors will also be eligible to receive nondiscretionary, automatic grants of stock options under our 2006 Stock Incentive Plan. An outside director who joins our board is automatically granted an initial option to purchase 50,000 shares upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over three years, with the first one-third of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. Immediately after each of our regularly scheduled annual meetings of stockholders, each outside director is automatically granted a nonstatutory option to purchase 15,000 shares of our common stock, provided that no annual grant shall be granted to a non-employee director in the same calendar year that such person received his or her initial grant. These options vest in equal monthly increments over the period of one year.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

We believe that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives, attract and retain qualified, skilled and dedicated executives on a long-term basis, reward past performance, and provide incentives for future performance. Our philosophy is to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate and financial objectives, including through equity ownership by management. In order to attract and retain qualified personnel, we strive to offer a total compensation package competitive with companies in the life sciences industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. Our compensation philosophy with respect to our executive officers currently focuses on a combination of equity-based compensation and cash-based compensation.

Implementing Our Objectives

The Compensation Committee of our board of directors administers and interprets our executive compensation and benefits policies, including our stock option plan, and reviews and makes recommendations to the independent members of the board of directors with respect to major compensation plans, policies and programs. The Compensation Committee evaluates the performance of our Chief Executive Officer, or CEO. Our CEO and the Compensation Committee together assess the performance of our other executive officers, based on initial recommendations from our CEO. The Committee’s recommendations are then submitted to the independent members of the board for their consideration and approval.

In setting the level of cash and equity compensation for our executive officers, the Compensation Committee and the independent members of our board consider various factors, including the performance of the Company and the individual executive during the year, the uniqueness and relative importance of the executive’s skill set to the Company, the executive’s historical cash and equity compensation levels, the executive’s expected future contributions to the Company, the percentage of vested versus unvested options held by the executive, the level of the executive’s stock ownership and the Company’s compensation philosophy for all employees.

Market Reference Data.  While the Compensation Committee did not use market benchmarks to determine its recommendations for executive compensation for 2008, the Committee reviewed market reference data to evaluate the competitiveness of our executive officers’ compensation and to determine whether the total compensation paid to each of our named executive officers was reasonable in the aggregate. However, the Compensation Committee does not limit its decision to or target any particular range or level of total compensation paid to executive officers at these companies. In its analysis, the Committee reviewed information prepared by Radford Surveys & Consulting, a compensation consultant, comparing our executive compensation for calendar year 2007 with data of companies in the life sciences industry with revenues below $55 million and between 12 and 258 employees, and a peer group comprised of the following 25 companies:

Accentia	Bionovo	Penwest Pharma
Achillion Pharma	Cardium Therapeutics	Relidyne
Alexza Pharma	Favrille	RegenRx
Anesiva	Inhibitex	SGX Pharma
Avalon	Insmed	Somaxon
Avigen	LeMaitre Vascular	Sunesis Pharma
Barrier Therapeutics	Lev Pharma	Thermage
Biocryst Pharma	Novabay
Biosphere Medical	Novacea

The analysis indicated that fiscal 2008 base salary cash compensation for our executive officers was below the 25th percentile and fiscal 2008 bonus cash compensation for our executive officers was between the 25th and

50th percentile. The analysis further indicated that total equity ownership and target bonuses as a percentage of base salary for our executive officers was above the 75th percentile.

In May 2008, our Compensation Committee met to review the base salaries of our executive officers for 2009. In determining base salaries for 2009, our Compensation Committee decided to increase the base salary of our named executive officers after determining that the amount of base salary received by our executive officers was below base salary amounts received by their counterparts in competitor companies, and that the equity component of the executive officers’ compensation resulted in adequate incentive for their service to the Company.

After considering the corporate and individual targets specified in our 2008 Bonus Plan, the Compensation Committee recommended, and the Company awarded, the following bonus awards for 2008: our Chief Executive Officer received a bonus payment of $275,000, our Chief Financial Officer received a bonus payment of $92,500, our Vice President Corporate Development received a bonus payment of $112,500, our Chief Operating Officer received a bonus payment of $200,000, and our Vice President International Operations and Sales received a bonus payment of $90,000. The Compensation Committee may decide to pay bonuses in cash, stock options, or a combination of cash and stock options. After considering the Company’s cash position, the need to conserve options to attract talented executives and other employees, and the current equity component of compensation, the Compensation Committee decided to pay bonuses for 2008 in cash.

Equity Grant Practices.  Our Compensation Committee administers our stock option plan for executive officers, employees, consultants and outside directors, under which it grants options to purchase our common stock with an exercise price equal to the fair market value of a share of our common stock on the date of grant, which is the closing price on the date of grant.

We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by the Company; our annual equity grants are made at regularly scheduled board and Compensation Committee meetings.

Each executive officer is initially granted an option when he or she begins working for us. The amount of the grant is based on his or her position with us, relevant prior experience and market conditions. These initial grants generally vest over five years and no shares vest before the one-year anniversary of the option grant. We spread the vesting of our options over five years to compensate executives for their contribution over a period of time and to provide an incentive to focus on our longer term goals.

We granted restricted stock units to our Chief Financial Officer during fiscal 2008. The restricted stock unit grant had similar terms as a stock option grant previously granted to our Chief Financial Officers, which the restricted stock unit grant replaced. The decision to grant restricted stock units in lieu of stock options was based primarily on tax considerations in view of recent changes to tax laws.

In the future, our Compensation Committee and independent members of our board of directors may consider awarding additional or alternative forms of equity incentives, such as grants of restricted stock, restricted stock units and other performance-based awards.

Officer Employment Agreements.  Prior to our initial public offering, we entered into employment contracts with Mr. Alimi, Mr. Miller, Mr. Schutz, Mr. Wokasch and Mr. Thornton containing severance payment provisions in an effort to attract and to retain the services of talented individuals to serve on our executive management team. A summary of the material terms of those employment agreements, together with a quantification of the severance benefits available under those agreements, may be found in the section of this Proxy Statement entitled “Potential Payments upon Termination or Change in Control.”

The severance benefits payable under each employment agreement are primarily in the form of salary continuation payments, the vesting of certain outstanding equity awards, and the continuation of health care coverage. The severance benefits will be provided to Mr. Thornton upon termination following a change in control. The severance benefits for Messrs. Alimi, Miller, Schutz and Wokasch will be provided in the event of termination without cause or resignation by the executive for good reason (as those terms are defined in the agreements).

We believe the higher severance benefits payable under Mr. Alimi’s, Mr. Miller’s and Mr. Schutz’s respective employment agreements are fair and reasonable in light of the executives’ positions, the years of service these executives have rendered the Company and the level of dedication and commitment they have shown over those years. We also believe that the level of severance benefits payable to each of Mr. Wokasch and Mr. Thornton are reasonable in light of their commitment and service to the Company. The severance benefits payable upon termination provide financial protection against any potential loss of employment that might otherwise occur as a result of an acquisition or change in control of the Company and will allow our executive officers to focus their attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to their own financial situation. We also believe the single trigger vesting acceleration of their equity awards is justified because those awards are designed to serve as the primary vehicle for the executive officers to accumulate financial resources for retirement. We do not provide the executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for the accumulation of retirement funds is through the limited deferral opportunities provided under the Company’s IRA.

Miscellaneous.  We do not have a stock ownership or stock retention policy that requires executive officers to own our stock or retain options they exercise. We do not have an employee stock purchase plan. In 2008, we made up to a 3% matching IRA plan contribution for all eligible employees and executive officers, subject to IRS limitations, and we will make the same matching contribution in fiscal 2009.

Tax Deductibility of Compensation.  We generally intend to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. None of the non-exempt compensation we paid to any of our executive officers for 2008 as calculated for purposes of section 162(m) exceeded the $1 million limit.

Elements of Executive Compensation

Our compensation structure for executive officers consists of a combination of salary and stock options. Because of our egalitarian culture, we do not have programs providing for personal-benefit perquisites to officers except for car allowances and use of Company cars, which are used primarily for business purposes, and small bonuses intended to pay life insurance premiums for two of our named executive officers. The Compensation Committee establishes and approves compensation level for our Chief Executive Officer and makes recommendations with respect to other executive officer compensation, to be approved by the independent members of the board of directors. For 2009, executive officers will be eligible to receive bonuses payable in cash, stock options, or a combination of cash and stock options.

Base Salary.  Our Compensation Committee reviews base salaries for executive officers on an annual basis, adjusting salaries based on individual and company performance. The Compensation Committee also considers market information and the base salaries and other incentives paid to executive officers of other similarly sized companies within our industry. However, the Compensation Committee does not limit its decision to or target any particular range or level of total compensation paid to executive officers at these companies.

In May 2008, our Compensation Committee met to review the base salaries of our executive officers for 2009. In determining base salaries for 2009, our Compensation Committee decided to increase the base salary of our named executive officers after determining that the amount of base salary received by our executive officers was below base salary and bonuses received by their counterparts in competitor companies, and that the equity component of the executive officers’ compensation resulted in adequate incentive for their service to the Company.

Annual Bonus.  In the past, we have had a bonus pool for our executives and non-executive employees that is tied informally to corporate and operational goals, and bonuses consisting of cash bonuses and option grants have been awarded, but we have not historically memorialized formal milestones or targets for executives or non-executive employees. For 2008, we adopted a bonus plan in which our executive officers and non-executive employees were eligible to participate in a bonus program. For 2008, executive officers received cash bonuses determined by the Compensation Committee, and most employees received cash bonuses of 10% of their respective annual base salaries.

We are continuing the 2008 bonus program with some modifications for 2009. The 2009 bonus program provides that each employee and executive officer receives the potential to earn an annual bonus based on the Compensation Committee’s assessment of an officer’s and the Company’s contribution to target goals and milestones. Specific goals and milestones and a bonus potential range for each executive officer is set forth in the bonus plan. After the end of fiscal 2009, the Compensation Committee will determine whether a bonus pool for executive employees and non-executive employees will be established. If a bonus pool is established, the Compensation Committee has discretion to set appropriate bonus amounts within an officer’s bonus range, based on the Compensation Committee’s assessment of corporate and individual achievements. Based on our performance in the past fiscal year, our performance for the current fiscal year thus far, and our current assessment of our ability to meet our goals and milestones, we believe that the Compensation Committee is likely to award bonuses to executive officers at the bottom range of the bonus targets, and it is possible that the Compensation Committee will award bonuses at the upper range.

If the Compensation Committee establishes a bonus pool for non-executive employees, the Chief Executive Officer and each group or division’s supervising officer will determine the bonus pool for each group or division. If established, the aggregate pool will be from 10-35% of the aggregate base salary of all employees in the group or division. The employee’s supervising officer and the Chief Executive Officer will determine how the group bonus plan will be allocated among the employees of the group.

The Compensation Committee may decide that bonuses awarded to executive officers and non-executive employees under the bonus plan be paid in cash, options, or a combination of cash and options, depending on the year-end cash position, cash needs and projected cash receipts of the Company. The Compensation Committee will not declare any bonus pool or grant any cash awards that will endanger our ability to finance its operations and strategic objectives or place us in a negative cash flow position, in light of our anticipated cash needs.

Equity-Based Compensation.  Our Compensation Committee administers our stock option plan for executive officers and employees, under which it grants options to purchase our common stock with an exercise price equal to the fair market value of a share of our common stock on the date of grant, which is the closing price on the date of grant.

We believe that providing executive officers who have responsibility for our management and growth with an opportunity to increase their stock ownership aligns the interests of the executive officers with those of our stockholders. Accordingly, the Compensation Committee also considers stock option grants to be an important aspect in compensating and providing incentives to management. Each executive officer is initially granted an option when he or she begins working for us. The amount of the grant is based on his or her position with us, relevant prior experience and market conditions. These initial grants generally vest over five years, and no shares vest before the one-year anniversary of the option grant. We spread the vesting of our options over five years to compensate executives for their contribution over a period of time and to provide an incentive to focus on our longer term goals. The Compensation Committee has not established annual grants to our executive officers as part of its annual compensation review process. In the future our Compensation Committee may consider awarding additional or alternate forms of equity incentives, such as grants of restricted stock, restricted stock units and other performance based awards, based upon the executive officer’s and the Company’s performance, the executive officer’s role and responsibilities, the executive officer’s base salary, and comparison with comparable awards to individuals in similar positions in our industry. We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by the Company.

Other Compensation.  All of our full-time employees, including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our IRA.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or to be incorporated by reference into any other filing by Oculus under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Oculus’ management. Based on its review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our Form 10-K and in this proxy statement.

Compensation Committee

Gregory French
Richard Conley

Named Executive Officers

The tables that follow provide compensation information for our named executive officers, including Hojabr Alimi, Chief Executive Officer, Robert Miller, Chief Financial Officer, and our three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2008, which were Michael Wokasch, James Schutz and Bruce Thornton.

2008 Summary Compensation Table

							All Other
	Fiscal			Stock	Option		Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Award	Awards ($)		($)		Total ($)

Hojabr Alimi	2007	$275,000	$154,133	0	0		0		429,133
Chief Executive Officer	2008	275,000	279,120	0	0		8,092	(3)	562,212
and Chairman
Robert Miller	2007	185,000	0	0	351,496	(1)	0		536,496
Chief Financial Officer	2008	185,000	92,500	0	0		4,480		281,980
James Schutz	2007	190,000	60,000	0	72,422	(2)	0		322,442
Vice President Corporate Development, Secretary and General Counsel	2008	225,000	113,260	0	139,250	(2)	12,680	(4)	490,190
Michael Wokasch	2007	162,308	125,000	0	137,559	(2)	0		424,867
Chief Operating Officer	2008	200,000	100,000	0	284,054	(2)	13,416	(5)	597,470
Bruce Thornton	2007	180,000	27,500	0	27,943	(2)	12,545	(6)	247,688
Vice President International Operations and Sales	2008	180,000	90,000	0	49,427	(2)	12,816	(7)	332,243

(1)	Represents the compensation expense under SFAS 123(R), that we recognized for the year ended March 31, 2007 related to an obligation to grant an option at the closing of our initial public offering, which was treated as outstanding for accounting purposes. The expense was recognized in fiscal year ended March 31, 2007, due to the closing of our initial public offering. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123(R) and recognizing that amount as expense ratably over the option vesting term. See Note 13 of Notes to our Consolidated Financial Statements set forth in our 10-K for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. A restricted stock unit was granted in lieu of the option in fiscal year 2008. The Company did not incur incremental compensation expense related to the grant of the restricted stock unit.

(2)	Represents the compensation expense related to outstanding options we recognized for the year ended March 31, 2008 under SFAS 123(R), rather than amounts paid to or realized by the named individual, and includes expense we recognized in 2008 for option grants in prior periods. Compensation expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123(R) and recognizing that amount as expense ratably over the option vesting term. See Note 13 of Notes to our Consolidated Financial Statements set forth in our 10-K for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value of an option as of the grant date is spread over the number of months in which the option is subject to vesting and includes ratable amounts expensed for option grants in prior years. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense we recognized.

(3)	Perquisites and personal benefits include: (a) car allowance in the amount of $6,442, and (b) matching IRA contribution in the amount of $1,650.

(4)	Perquisites and personal benefits include: (a) car allowance in the amount of $6,294, and (b) matching IRA contribution in the amount of $6,387.

(5)	Perquisites and personal benefits include: (a) car allowance in the amount of $7,200 and (b) matching IRA contribution in the amount of $6,216.

(6)	Perquisites and personal benefits include: (a) car allowance in the amount of $6,646 and (b) matching IRA contribution in the amount of $5,599.

(7)	Perquisites and personal benefits include: (a) car allowance in the amount of $7,200 and (b) matching IRA contribution in the amount of $5,616.

2008 Grants of Plan-Based Awards

The following table sets forth information regarding all plan-based awards we granted to our named executive officers in fiscal year 2008 or in consideration of services performed in 2008: The options granted to our named executive officers in 2008 were granted under our 2006 Stock Incentive Plan.

				Estimated
				Future
				Payments		All Other		All Other		Closing
				Under Non-		Stock		Option		Market
				Equity		Awards:		Awards:	Exercise or	Price on		Grant Date
				Incentive		Number of		Number of	Base	Date of		Fair Value of
			Date of	Plan		Shares of		Securities	Price of	Comp.		Stock and
			Compensation	Awards(1)		Stock or		Underlying	Option	Committee		Option
			Committee	Target		Units		Options	Awards	Action		Awards
Name	Grant Date		Action	($)		(#)		(#)	($/sh)	($)		($)

Hojabr Alimi	N/A		N/A	279,120	(4)	N/A		N/A	N/A	N/A		0
Robert Miller	4/26/2007		4/26/2007	92,500		60,000	(2)	N/A	3.00	6.30	(2)	0
James Schutz	6/15/2007	(3)	6/15/2007	113,260	(5)	N/A		100,000	7.27	7.27		482,670
Michael Wokasch	6/15/2007	(3)	6/15/2007	200,000				150,001	7.27	7.27		724,010
Bruce Thornton	6/15/2007	(3)	6/15/2007	90,000		N/A		25,000	7.27	7.27		120,668

(1)	Bonuses granted under the Company’s 2008 Bonus Plan for services rendered in fiscal 2008, paid subsequent to fiscal year end in accordance with the terms of the 2008 Bonus Plan (except where otherwise noted in the footnotes to this table).

(2)	Mr. Miller was granted 60,000 restricted stock units on April 26, 2007, which may be settled as to one-half of the shares on January 15, 2009 and as to the remaining one-half of the shares on January 15, 2010. This grant was made for services rendered by Mr. Miller in fiscal 2007 and was made in lieu of the award of an option under the Company’s 2004 Stock Option Plan authorized by the board on October 1, 2005 to be granted at the closing of our initial public offering. The Company did not incur incremental compensation expense related to the grant of the restricted stock unit.

(3)	Awards were authorized and approved for grant by the board of directors on June 15, 2007. The awards were granted for services rendered in fiscal 2007 and become exercisable pursuant to a five year vesting schedule.

(4)	Bonus in the amount of $275,000 awarded under 2008 Bonus Plan, and bonus in the amount of $4,120 awarded to fund life insurance premiums for named executive officer life insurance policy.

(5)	Bonus in the amount of $112,500 awarded under 2008 Bonus Plan, and bonus in the amount of $760 awarded to fund life insurance premiums for named executive officer life insurance policy.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of the end of fiscal year 2008:

	Option Awards					Stock Awards
			Equity Incentive				Market
	Number of	Number of	Plan Awards:				Value of
	Securities	Securities	Number of			Number of	Shares or
	Underlying	Underlying	Securities			Shares or	Units of
	Unexercised	Unexercised	Underlying	Option		Units of Stock	Stock That
	Options	Options	Unexercised	Exercise	Option	That Have	Have Not
	(#)	(#)	Unearned Options	Price	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)(1)	Date	(#)	($)

Hojabr Alimi(2)	19,570	0		3.00	7/10/2013
	4,000	1,000		3.00	8/07/2013
	300,000	0		0.15	5/10/2014
	6,041	6,459		10.16	10/01/2015
	15,000	0		1.10	3/20/2010
	15,000	0		0.22	10/01/2009
	75,000	0		0.15	5/10/2009
Robert Miller(3)	34,633	0		3.00	7/10/2014
	39,181	0		3.00	7/10/2014
	3,020	3,230		10.16	10/01/2015
				3.00	1/15/2010	60,000	123,600
James Schutz(4)	40,000	10,000		3.00	9/23/2013
	40,000	10,000		3.00	7/10/2014
	6,250	0		3.00	7/10/2014
	22,500	15,000		3.00	7/10/2014
	3,020	3,230		10.16	10/01/2015
	0	100,000		7.27	6/15/2017
Michael Wokasch(5)	43,751	81,248		12.00	7/27/2016
	0	150,001		7.27	6/15/2017
Bruce Thornton(6)	8,000	2,000		3.00	7/10/2014
	11,333	8,667		4.40	5/06/2015
	34,135	36,489		10.16	10/01/2015
	0	25,000		7.27	6/15/2017

(1)	Except for the option grant to Hojabr Alimi with an expiration date of May 10, 2014 at $0.15 per share and the restricted stock unit award to Robert Miller at $3.00 per share, the exercise price of each option or restricted stock unit is equal to the fair market value of our common stock on the date of grant.

(2)	Options with an expiration date of October 1, 2015 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. Options with an expiration date of May 10, 2009, July 10, 2013, and August 7, 2013 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date. Options with an expiration date of March 20, 2010 vest over a one-year period, becoming exercisable as to 100% of the shares on the first anniversary of the grant date. Options with an expiration date of October 1, 2009 and May 10, 2014 were fully vested at grant and were immediately exercisable.

(3)	Options with an expiration date of July 10, 2014 were fully vested at grant and were immediately exercisable. Options with an expiration date of October 1, 2015 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. The grant of 60,000 restricted stock units may be settled as to one-half of the shares on January 15, 2009 and as to the remaining one-half of the shares on January 15, 2010.

(4)	Options with an expiration date of October 1, 2015 and June 15, 2017 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months. Options with an expiration date of September 23, 2013 and July 10, 2014 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date.

(5)	Options vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months.

(6)	Options with an expiration date of July 10, 2014 vest over a five-year period, becoming exercisable as to 20% of the shares on each anniversary of the grant date. Options with an expiration date of May 6, 2015, October 1, 2015, and June 15, 2017 vest over a five-year period, becoming exercisable as to 20% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 48 months.

Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements with each of our named executive officers, each of which, except for our agreement with Mr. Thornton, provides for payment to such officers in the event of termination without cause or resignation by the executive for good reason (as that term is defined in the agreements) and, with respect to Mr. Thornton only, for payment in the event of a change of control (as that term is defined in his agreement) with the Company. In the event Mr. Alimi, Mr. Wokasch, Mr. Miller or Mr. Schutz is terminated without cause or resigns for good reason, the officer is entitled to: a lump severance payment equal to 12 times, in the case of Mr. Wokasch, 18 times, in the case of Mr. Miller and Mr. Schutz, or 24 times, in the case of Mr. Alimi, the average monthly base salary paid to the officer over the preceding 12 months (or for the term of the officer’s employment if less than 12 months); automatic vesting of all unvested options and other equity awards; the extension of exercisability of all options and other equity awards to at least 12 months following the date the officer terminates employment or, if earlier, until the option expires; up to one year (the lesser of one year following the date of termination or until such executive becomes eligible for medical insurance coverage provided by another employer) reimbursement for health care premiums under COBRA; and a full gross up of any excise taxes payable by the officer under Section 4999 of the Internal Revenue Code because of the foregoing payments and acceleration (including the reimbursement of any additional federal, state and local taxes payable as a result of the gross up). In the event that Mr. Thornton is terminated following a change of control, he is entitled to a lump sum severance payment equal to 12 months of his base salary; automatic vesting of all unvested options and other equity awards; and the extension of exercisability of all options and other equity awards to at least 12 months following the date Mr. Thornton terminates employment or, if earlier, until the option expires. If any officer terminates his or her employment for any reason, he or she must give at least 30 days, or in the case of Mr. Alimi, at least 60 days, prior written notice to the Company.

Receipt of the termination benefits described above is contingent on each named executive officer executing a general release of claims against the Company, his resignation from any and all directorships and every other position held by him with the Company or any of its subsidiaries and his return to the Company of all Company property received from or on account of the Company or any of its affiliates by such executive. In addition, the named executive officers is not entitled to such benefits if he did not comply with the non-competition and invention assignment provisions of his employment agreement during the term of his employment or the confidentiality provisions of his employment agreement, whether during or after the term of his employment. Furthermore, the Company is under no obligation to pay the above-mentioned benefits if the named executive officer does not comply with the non-solicitation provisions of his employment agreement, which prohibit a terminated officer from interfering with the business relations of the Company or any of its affiliates and from soliciting employees of the Company, which provisions apply during the term of employment and for two years following termination.

The tables below were prepared as though each of the named executive officers had been terminated involuntarily without cause on March 31, 2008, the last business day of our last completed fiscal year, and involuntarily without cause following a change of control of the Company, as applicable. More detailed information about the payment of benefits, including duration, is contained in the discussion above. All such payments and benefits would be provided by the Company. The assumptions and valuations are noted in the footnotes to the tables.

Involuntary Termination

		Continuation	Value of
		of Health &	Unvested
	Salary	Welfare	Equity	Excise Tax
Name	Continuation	Benefits(1)	Awards(2)	& Gross-Up(3)

Hojabr Alimi	$550,000	$19,584	$5,047	$267,203
Robert Miller	277,500	41,232	—	148,210
Michael Wokasch	200,000	24,924	—	104,590
James Schutz	337,500	21,852	71,750	200,462
Bruce Thornton	N/A	N/A	N/A	N/A

Involuntary Termination Following a Change-in-Control

Continuation
		of Health &	Value of
	Salary	Welfare	Unvested	Excise Tax
Name	Continuation	Benefits(1)	Equity Awards(2)	& Gross-Up(3)

Hojabr Alimi	see above	see above	see above	see above
Robert Miller	see above	see above	see above	see above
Michael Wokasch	see above	see above	see above	see above
James Schutz	see above	see above	see above	see above
Bruce Thornton	180,000	0	9,734	88,226

(1)	Amount assumes the Company cost of providing health and welfare benefits for twelve months.

(2)	The values reflect the immediate vesting of all outstanding options and other equity awards as of termination, based on a March 31, 2008 closing stock price of $5.06 and exclude amounts for accelerated options that have an exercise price higher than such closing stock price.

(3)	The assumptions used to calculate excise and associated taxes are as follows:

• termination occurs on March 31, 2008; and

• named executive officer was assumed to be subject to the maximum Federal and California income and other payroll taxes, aggregating to an effective tax rate of 46.75%.

Modification of Equity-Based Award.

Mr. Miller was granted 60,000 restricted stock units on April 26, 2007, which may be settled as to one-half of the shares on January 15, 2009 and as to the remaining one-half of the shares on January 15, 2010. This grant was made for services rendered by Mr. Miller in fiscal 2007 and was made in lieu of the award of an option under the Company’s 2004 Stock Option Plan authorized by the board on October 1, 2005 to be granted at the closing of our initial public offering. The terms and conditions of the restricted stock unit are substantially the same as the stock option granted to Mr. Miller. The Company determined to grant the restricted stock units in lieu of stock options due primarily to changes in tax law and the prior decision of the Board to grant no further options under the Company’s 2004 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

Richard Conley, one of the members of our Compensation Committee, served as our Corporate Secretary from July 1, 2002 to June 29, 2006.

Security Ownership of
Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information as of July 7, 2008, as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the summary compensation table, (3) each of our directors and (4) all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after July 7, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Number of Shares of	Percentage of
	Common Stock	Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned	Beneficially Owned

5% Stockholders:
Hojabr Alimi(2)	1,418,111	8.7%
Directors and Named Executive Officers:
Hojabr Alimi(2)	1,418,111	8.7%
Robert Miller(3)	137,459	*
James Schutz(4)	163,227	1.0%
Michael Wokasch(5)	89,169	*
Bruce Thornton(6)	68,030	*
Robert Burlingame(7)	234,749	1.5%
Richard Conley(8)	243,886	1.5%
Gregory French(9)	129,882	*
Jay Birnbaum(10)	16,667	*
Gregg Alton(11)	0	*
All directors and executive officers as a group (10 persons)(12)	2,501,180	14.5%

*	Percentage of shares beneficially owned does not exceed one percent.

(1)	Unless otherwise stated, the address of each beneficial owner listed on the table is c/o Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954.

(2)	Includes 436,861 shares issuable upon exercise of options that are exercisable within 60 days of July 7, 2008. According to a Schedule 13G filed on May 15, 2008 by Mr. Alimi, Mr. Alimi is the beneficial owner of and has the sole power to vote and dispose of or direct the disposition of 435,445 shares, and Mr. Alimi is the beneficial owner of and has shared power with Linda Alimi to vote and dispose of or direct the disposition of 981,250 shares.

(3)	Includes 77,459 shares issuable upon exercise of options that are exercisable within 60 days of July 7, 2008 and 50,000 shares held by The Miller 2005 Grandchildren’s Trust, for which Mr. Miller is a trustee. Mr. Miller is the beneficial owner and has shared power with Margaret Miller, in their capacities as trustee of The Miller 2005 Grandchildren’s Trust, to vote and dispose of or direct the disposition of 77,355 shares, and Mr. Miller is the beneficial owner of and has the sole power to vote and dispose of or direct the disposition of 10,000 shares.

(4)	Includes 153,227 shares issuable upon exercise of options that are exercisable within 60 days of July 7, 2008.

(5)	Includes 89,169 shares issuable upon exercise of options that are exercisable within 60 days of July 7, 2008.

(6)	Includes 68,030 shares issuable upon exercise of options that are exercisable within 60 days of July 7, 2008.

(7)	Includes 88,750 shares issuable upon exercise of options that are exercisable within 60 days of July 7, 2008 and 75,000 shares issuable upon exercise of warrants that are exercisable within 60 days of July 7, 2008.

(8)	Includes 201,236 shares issuable upon exercise of options that are exercisable within 60 days of July 7, 2008.

(9)	Includes 84,218 shares issuable upon exercise of options that are exercisable within 60 days of July 7, 2008.

(10)	Includes 16,667 shares issuable upon exercise of options that are exercisable within 60 days of July 7, 2008.

(11)	No shares issuable upon exercise of options that are exercisable within 60 days of July 7, 2008.

(12)	Includes 1,290,617 shares issuable upon exercise of options and warrants that are exercisable within 60 days of July 7, 2008.

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the board of directors. A link to a copy of the Audit Committee Charter is available on our website at www.oculusis.com. All members of the Audit Committee meet the independence standards established by the NASDAQ Global Market.

The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of Oculus’ financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting. Management is responsible for the financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2008 Annual Report with Oculus’ management and the independent registered public accounting firm.

The Audit Committee met privately with the independent registered public accounting firm, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications). In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from Oculus and its management, including the matters in the written disclosures required by Independence Standards board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of nonaudit services was compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee has discussed with Oculus’ independent registered public accounting firm, with and without management present, their evaluations of Oculus’ internal control over financial reporting and the overall quality of Oculus’ financial reporting.

In reliance on the reviews and discussion with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in Oculus’ Annual Report on Form 10-K for the year ended March 31, 2008, for filing with the SEC. The Audit Committee has appointed Marcum & Kliegman LLP to serve as Oculus’ independent registered public accounting firm for the 2009 fiscal year.

Audit Committee

Richard Conley
Gregg Alton
Jay Birnbaum

Proposal 2
Approval of Amendment of Restated Certificate of Incorporation

Proposed Amendment and Restatement

Delaware law permits provisions in a company’s certificate of incorporation or bylaws approved by stockholders that provide for a classified board of directors. The proposed classified board amendment to the Company’s Restated Certificate of Incorporation, which amendment is provided as Exhibit A to this Proxy Statement (the “classified board amendment”), would provide that directors will be classified into three classes as nearly equal in number as possible. One class would hold office initially for a term expiring at the 2009 annual meeting of stockholders; another class would hold office initially for a term expiring at the 2010 annual meeting of stockholders; and another class would hold office initially for a term expiring at the 2011 annual meeting of stockholders. Vacancies which occur during the year may be filed by the board of directors to serve for the remainder of the full term. At each annual meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified. Information concerning the current nominees for election as directors at the annual meeting is set forth above under “Election of Directors.”

If this Proposal is adopted, the directors of the Company will be divided into classes as follows:

STANDING FOR ONE YEAR TERMS (CLASS I):

•	Robert Burlingame

•	Jim Schutz

STANDING FOR TWO YEAR TERMS (CLASS II):

•	Gregg Alton

•	Jay Birnbaum

STANDING FOR THREE YEAR TERMS (CLASS III):

•	Hojabr Alimi

•	Richard Conley

•	Gregory French

By approving Proposal Two, stockholders will be approving the classified board amendment, the election of the same directors as would be elected to the Board of Directors of the Company in the event Proposal One is approved by the stockholders, and the initial classification of directors set forth above.

General

Our board of directors believes that staggered terms for directors provide stability and continuity in the board of directors’ leadership and policies, ensuring that a majority of directors will always be familiar with the Company’s long-term strategy and goals. This knowledge will assist the directors in fulfilling their duties to our stockholders, providing for greater effectiveness, which ultimately creates the potential for value for our stockholders. While management has not experienced any problems with such continuity in the past, it wishes to ensure that this experience will continue. The board of directors does not believe that electing directors to staggered terms will reduce their accountability to our stockholders. Regardless of their term, all directors will have the same duties and responsibilities to our stockholders.

The board of directors also believes that the classified board will assist the board of directors in protecting the interests of the Company’s stockholders against potentially coercive takeover tactics where a party might attempt to acquire control of the Company on terms that do not offer the greatest value to all stockholders. The proposed classified board amendment will significantly extend the time required to effect a change in control of the board of directors and may discourage hostile takeover bids for the Company. Currently, a change in control of the board of directors can be made by stockholders holding a plurality of the votes cast at a single annual meeting. If the Company implements a classified board of directors, it will take at least two annual meetings for even a majority of stockholders to make a change in control of the board of directors, because only a minority of the directors will be elected at each meeting.

The classified board amendment may increase the amount of time required for a takeover bidder to obtain control of the Company without cooperation of the board, even if the takeover bidder were to acquire a majority of the voting power of the Company’s outstanding Common Stock. Without the ability to obtain immediate control of the board, a takeover bidder will not be able to take action to remove other impediments to its acquisition of the Company. Thus, the classified board amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. By potentially discouraging accumulations of large blocks of the Company’s stock and fluctuations in the market price of the Company’s stock caused by accumulations, the classified board amendment could cause stockholders to lose opportunities to sell their shares at temporarily higher prices. Further the classified board amendment will make it more difficult for stockholders to change the majority composition of the board, even if the stockholders believe such a change would be desirable.

The complete text of the proposed amendment to the Company’s Restated Certificate of Incorporation providing for a classified board is attached as Exhibit A. Please read Exhibit A in its entirety.

Required Vote

Approval of the Amendment of the Company’s Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote at the Annual Meeting, which votes may be cast in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment of the Restated Certificate of Incorporation.

Your board of directors recommends a vote FOR approval of the amendment of the Restated Certificate of Incorporation. Brokers are not allowed to vote on Proposal 2. Therefore, you should instruct your broker as to how to vote on Proposal 2 if you hold shares beneficially in street name.

Proposal 3
Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Marcum & Kliegman LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009. Representatives of Marcum & Kliegman LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Marcum & Kliegman LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

Marcum & Kliegman LLP has audited our financial statements since April 2006. Aggregate fees for professional services provided to us by Marcum & Kliegman LLP for the years ended March 31, 2008 and 2007, were as follows:

Services Provided	2008	2007

Audit	288,000	289,000
Audit-Related	248,000	478,000

Total	536,000	767,000

Audit fees.  The aggregate fees billed for the years ended March 31, 2008 and 2007 for professional services rendered by our principal accountants were for the audit of our financial statements.

Audit related fees.  For the year ended March 31, 2008, audit-related fees included services provided in connection with the review of our quarterly financial information filed on form 10-Q, fees related to review and testing of our internal controls for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, consents related to filings on Forms S-1 and S-3, and review of our filings with the SEC.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. All of the services provided in 2008 were pre-approved.

During the approval process, the Audit Committee considered the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees were deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit fees initially estimated for the engagement.

Required Vote

Ratification of the appointment of Marcum & Kliegman LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm.

Your board of directors recommends a vote FOR ratification of Marcum & Kliegman LLP as our independent registered public accounting firm.

Stockholder Proposals for the 2009 Annual Meeting

If a stockholder wishes to present a proposal to be included in our proxy statement for the 2009 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by Oculus’ Secretary no later than April 20, 2009. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2009 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not earlier than 90 days nor more than 120 days in advance of the one-year anniversary of the date the proxy statement was released to the stockholders in connection with the previous year’s annual meeting of stockholders; however, if the date of the annual meeting is changed by more than 30 days from the date contemplated at the time the mailing of the prior year’s proxy statement, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the annual meeting or the 7th day following the first public announcement of the annual meeting date. The stockholder’s notice must set forth, as to each proposed matter: a brief description of the business desired to be brought before the meeting; the text of the proposal or business and reasons for conducting such business at the meeting; the name and address, as they appear on our books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; the class and number of shares of our securities that are owned beneficially and of record by the stockholder and the beneficial owner; any material interest of the stockholder in such business; and any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting person that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2008, except that Forms 4 related to annual option grants to each of Mr. Akao, Dr. Birnbaum, Mr. Burlingame, Mr. Conley, Mr. French and Mr. Brown on October 1, 2007 were inadvertently not filed until November 16, 2007, a Form 4 related to the purchase of common stock by Mr. Conley on September 14, 2007 was inadvertently not filed until September 24, 2007, and a Form 4 related to the grant of options to Ms. Carpenter upon her commencement of employment on April 21, 2008 was inadvertently not filed until April 30, 2008.

Other Matters

Your board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors.

James Schutz
Vice President of Corporate Development, Secretary and General Counsel

Petaluma, California
July 21, 2008

Our 2008 Annual Report on Form 10-K as filed with the SEC on June 13, 2007 has been mailed with this Proxy Statement. We will also provide copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such requests in writing to Secretary, Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954. The request must include a representation by the stockholder that as of July 7, 2008, the stockholder was entitled to vote at the Annual Meeting. Our 10-K, the amendments and exhibits are also available at www.oculusis.com.

Exhibit A

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

OCULUS INNOVATIVE SCIENCES, INC.

The undersigned, Hojabr Alimi, hereby certifies that:

I. He is the President and Chief Executive Officer of Oculus Innovative Sciences, Inc., a Delaware corporation (the “Corporation”).

II. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 20, 2006 under the name OIS Reincorporation Sub, Inc. On December 15, 2006, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Merger pursuant to which Oculus Innovative Sciences, Inc., a California corporation, merged with and into the Corporation with the Corporation surviving such merger. On January 30, 2007, the Corporation filed the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

III. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation further amends the provisions of the Corporation’s Restated Certificate of Incorporation.

IV. The terms and provisions of this Certificate of Amendment to the Restated Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware.

V. Paragraph “B” of Article V is hereby amended to be designated Paragraph “C” of Article V of the Restated Certificate of Incorporation of the Corporation.

VI. The following new paragraph of Article V of the Restated Certificate of Incorporation of the Corporation is inserted as Paragraph B to read in its entirety as follows:

“B.  Classes of Directors.  The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2009, the initial term of office of directors of Class II shall expire at the annual meeting of stockholders in 2010 and the initial term of office of directors of Class III shall expire at the annual meeting of stockholders in 2011. At each annual meeting of stockholders a number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to either class, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.”

[Remainder of Page Intentionally Blank]

A-1

IN WITNESS WHEREOF, the undersigned certifies under penalty of perjury that he has read the foregoing Certificate of Amendment, that the statements set forth herein are true to his knowledge, and that he has executed this Certificate of Amendment as an authorized officer of said corporation at Petaluma, California, as of the   day of          , 2008.

Hojabr Alimi
President and Chief Executive Officer

A-2

PROXY OCULUS INNOVATIVE SCIENCES, INC THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby authorizes HOJABR ALIMI or JAMES SCHUTZ, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Oculus Innovative Sciences, Inc. (the “Company”) to be held at the NASDAQ Marketsite, 4 Times Square, New York 10036 on August 27, 2008 at 10:00 a.m.(Eastern Time), or at any postponements or adjournments thereof, and instructs said Proxies to vote as follows: Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, FOR Proposal 3 and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting of Stockholders. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. (Continued and to be voted on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE

Mark this box with an X if you have made changes to your name or address details above. Signature(s) x Date , 2008 NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. FOLD AND DETACH HERE PLEASE SEE REVERSE SIDE A Election of Directors 1. The Board of Directors recommends a vote FOR the listed nominees as directors for the Company to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Nominees: 01 Hojabr Alimi 05 Richard Conley 02 Gregg Alton 06 Gregory French 03 Jay Birnbaum 07 James Schutz 04 Robert Burlingame WITHHOLD AUTHORITY to vote for the following Directors: FOR WITHHOLD 2. To ratify the appointment of Marcum & Kliegman LLP as the Company’s Independent Registered Public Accounting Firm 3. To approve the amendment of the Company’s Restated Certificate of Incorporation. FOR AGAINST ABSTAIN C. Authorized Signatures -Sign Here -This section must be completed for your instructions to be executed. 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” the election of directors listed above, “FOR” Proposal 2 and “FOR” Proposal 3. B Proposals The Board of Directors recommends a vote FOR the following proposals: